EXHIBIT 10.3

EMPLOYMENT AGREEMENT

BETWEEN

KAL Energy Inc.
(and its subsidiaries and affiliates)

AND

Andrew Caminschi

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on 1 October 2008 and retroactively effective as of 1 June 2008 (the “Effective Date”) by and between KAL Energy, Inc., a Delaware corporation (“KAL”) and its subsidiaries (collectively the “Company”), and Andrew Caminschi (the “Executive”).

RECITALS

The Company desires to employ the Executive pursuant to the terms and conditions set forth in this Agreement and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

27)
Employer. The employer shall be the subsidiary of the Company that is registered in the country in which the Executive will perform his duties as noted in Section 4 (the “Operating Company”). For purposes of this agreement, the Operating Company is PT Kubar Resources, an Indonesian company. KAL is a United Stated publicly listed company and as such it has requirements from key executives hired by its subsidiaries.

28)
Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive during the Employment Period (as defined below) and the Executive hereby agrees to remain in the employ of the Company and to provide services during the Employment Period in accordance with this Agreement. The Employment Period shall be the period beginning on the Effective Date and ending on the second anniversary thereof, unless terminated sooner as provided herein.

29)
Duties. The Executive agrees that during the Employment Period while the Executive is employed by the Company, the Executive will devote one hundred percent (100%) of the Executive’s full business time, energies and talents to serving as the Senior Vice President, Business Development, of the Company. The Executive will provide services for the Company at the direction of the Chief Executive Officer (CEO), which services will be consistent with those of the Vice President of Business Development in similarly situated companies of a similar size and whose business is similar in nature to the Company. Consistent with the above, the Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the CEO, shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the CEO, and shall have such authorities and powers as are required to carry out the duties and responsibilities assigned. Notwithstanding the foregoing, during the Employment Period, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar activities to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with the Executive’s duties under this Agreement or conflict in any material way with the business of the Company and/or any of its Affiliates.

30)
Work Location. The Executive shall normally render his services at the Company’s executive offices located in Jakarta, Indonesia except for required travel on Company business, which the Executive acknowledges may be substantial.

31)	Compensation and Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, the Company shall compensate the Executive for the Executive’s services as follows:

a)
Salary. Commencing on the Effective Date and continuing for the Employment Period, the Executive shall be compensated at an annual rate of US $180,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company. The Executive’s performance and compensation will be reviewed annually.

b)
Bonus. To the extent that an Incentive Bonus Plan is approved and implemented by the Board, The Executive shall be entitled to participate in the Plan in accordance with the terms and conditions of the Plan, which will be determined at the sole discretion of the Board. Awards pursuant to any Incentive Bonus Plan shall be performance based and shall be tied to improvement in the Company’s return on capital employed or other measurements or key performance indicators mutually agreed between the CEO and The Executive.

c)
Stock Incentive Program. The Executive is eligible to be granted stock based compensation in accordance with the terms and conditions of the KAL Energy Stock Incentive Plan Prospectus, as may be varied by The Company from time to time.

d)	Work Schedule and Hours. The Executive is expected to work the hours necessary to meet job responsibilities, irrespective of evenings or weekends.

e)
Travel. Business travel for the Executive will be based on the travel policy of KAL Energy Inc., as it may be varied from time to time. The Company will meet the cost of a return economy class air ticket on the most direct route to the Point of Hire of Singapore for one period of annual leave at the end of each twelve month period of service and one way to the Executive’s Point of Hire at the termination of this Agreement, regardless of the nature of the termination. An equivalent amount will be paid in cash should The Executive wish to travel to a location other than Point of Hire.

f)
Annual Leave. The Executive shall be entitled to take 20 days of paid time off (“AL”) each year. Any earned but unused AL shall be accrued and may be used by the Executive in any subsequent year up to a maximum accrual of 30 days. Upon termination of his employment for any reason, the Executive shall receive pay for all earned but unused AL, calculated at his base salary rate in effect at the time of termination.

g)	Holiday Pay. The Company shall provide the Executive with holiday pay as provided by the Company to its other executive employees of comparable stature.

h)
Insurance. The Executive will be insured under a Company sponsored Health Insurance and Emergency Medevac Policy, Dental Policy, Travel Policy, and Workers Compensation Policy. The Executive will also be covered under the Company’s Directors’ and Officers” (D&O) Insurance Policy in respect of those liabilities which he may incur as a director or officer of the Company.

i)	Pension/Superannuation. The Company shall contribute on a monthly basis to either:

i)	the Executive’s personal pension scheme comprised within the Company-sponsored group personal pension arrangement; or

ii)	at the written request of the Executive, to any personal pension scheme previously nominated by the Executive to the Company in writing,

at the minimum rate required to satisfy the mandatory regulatory requirements of the Executive’s country of tax residence.

j)
Accommodation and Transportation Allowance. Whilst residing in Jarkata, Indonesia, the Company shall provide and maintain rental accommodation, local transportation, and a driver as per normal and accepted expatriate policies within the industry. The Executive must obtain the approval of the Board Remuneration Committee prior to executing or renewing a lease on The Executive’s Company residence. Any furniture and/or fixtures acquired on consignment by The Company to furnish The Executive’s Company residence shall belong to the Company.

k)
Relocation/Resettlement Expense. The Company will cover all reasonable relocation and resettlement expenses, including but not limited to preview trips, moving of household items to the Work Location, payment for tax return preparation in the Point of Hire location, and transportation of authorized accompanying dependants to the Work Location.

l)
Business Expense Reimbursement. The Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated senior management employees of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items that are consistent with the Company’s expense reimbursement policy and actually incurred by the Executive in the promotion of the Company’s business.

32)
Termination; Rights and Payments Upon Termination.  The Executive’s right to benefits and payments, if any, for periods after the date on which the Executive’s employment with the Company terminates (the “Termination Date”) as described in this Section 6 shall be determined in accordance with this Section 6 and payable in accordance with the normal payroll practices of the Company. During the time that Severance Salary (if any), as set forth in paragraphs 6(c), (d) and (e), is being paid, if the Executive is not otherwise employed and receiving medical, dental, life insurance and disability insurance benefits (“Benefits”), the Executive shall be provided, at no expense to him and with no reduction to his Severance Salary, with Benefits to the same extent and on the same terms as Benefits are then provided by the Company to executives employed by the Company or its affiliates.

a)
Minimum Payments.  If the Termination Date occurs for any reason, the Executive shall be entitled to the following payments, in addition to any payments or benefits to which Executive may be entitled under the following provisions of this Section 6 (other than this Section 6(a)) or the express terms of any employee benefit plan or as required by law:

i)	The Executive’s earned but unpaid Annual Base Salary for the period ending on the Executive’s Termination Date;

ii)	Incentive Bonus for the prior fiscal year, if any, in the event that the Termination Date occurs after the end of a fiscal year, but before the Incentive Bonus is actually paid; and

iii)	The Executive’s unreimbursed business expenses and all other items earned and owed to the Executive through and including all benefits which have vested as of the Termination Date.

Payments to be made to the Executive pursuant to this Section 6(a) shall be made within 30 days after the Termination Date.  Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company following the Termination Date for purposes of any employee benefit plan or arrangement in which the Executive may participate at such time.

b)
Termination By The Company for Cause.  If the Termination Date occurs as a result of the Company’s termination of the Executive’s employment for Cause, then, except as described in Section 6(a) or as agreed in writing between the Executive and the Company, the Executive shall not be entitled to further benefits or Severance Salary beyond the termination date.

c)
Termination for Death or Disability.  If the Termination Date occurs as a result of the Executive’s death or Disability, then, except as described in Section 6(a) or as agreed in writing between the Executive and the Company, the Executive (or in the event of the Executive’s death, the Executive’s estate) shall be entitled to the payment of Severance Salary (as defined in Section 6(g) below and payable in accordance with Section 5(a)) for three months immediately following such Termination Date.  The Company’s obligations under this Section 6(c) shall be reduced by any benefit that the Executive or the Executive’s estate, as applicable, may receive from insurance provided by the Company for the Executive.

d)
Termination by the Executive for Good Reason.  If the Termination Date occurs as a result of the Executive’s termination of employment for Good Reason, then, unless otherwise agreed in writing between the Executive and the Company, the Executive shall be entitled to payment of Severance Salary (payable in accordance with Section 5(a)) for a period of six months following such Termination Date.

Should the termination occur pursuant to this Section 6(d) by the Executive for Good Reason due to a Change in Control, the Executive must exercise such right to terminate prior to, or concurrently with, the closing of the transaction that is the cause of such Change in Control.  Upon the Company’s receipt of an offer relating to a Change in Control, which the Company is willing to accept, the Company shall immediately give the Executive notice in writing that the Company intends to accept the offer and submit concurrently therewith a copy of all of the documents embodying the offer and make a full disclosure of all details of the offer. The Company shall also immediately submit a copy of all of the documents embodying any changes thereafter made to the offer and make a full disclosure of all details of such changes.

e)
Termination Due to Performance.  If the Termination Date occurs as a result of Executive’s failure to satisfactorily perform his substantive duties under this Agreement, then, except as described in Section 6(a) or as agreed in writing between the Executive and the Company, the Executive shall have no right to payments or benefits under this Agreement, and the Company shall have no obligation to make any such payments or provide any such benefits, for periods after the Termination Date, provided however that, for a termination under this provision, the Executive shall have 30 days after receipt of written notification from the Company of such unsatisfactory performance to cure the same. The written notice shall specify the unsatisfactory performance and identify what the Company considers to be the cure.

f)
Termination for Voluntary Resignation, Mutual Agreement or Other Reasons.  If the Termination Date occurs as a result of the Executive’s voluntary resignation, the mutual agreement of the parties, or any reason other than those specified in paragraphs (b), (c), (d) or (e) above, then, except as described in Section 6(a) or as agreed in writing between the Executive and the Company, the Executive shall have no right to payments or benefits under this Agreement, and the Company shall have no obligation to make any such payments or provide any such benefits, for periods after the Termination Date.

g)	Definitions. For purposes of this Agreement:

i)
“Affiliate” shall mean any Person (as defined in Section 6(g) below) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to (A) vote or direct the voting of 51% or more of the voting rights of such Person, or (B) direct or cause the direction of the management or policies of such Person, as applicable;

ii)	“Cause” shall mean:
(1)	The Executive’s dishonesty, fraud or misconduct regarding the Company, the Executive’s duties to the Company or with representatives of the Company;

(2)
The Executive’s breach of a material provision of this Agreement. The Executive shall have 30 days after receipt of written notification from the Company of such breach to cure the same. The written notice shall specify the alleged breach and identify what the Company considers to be the cure;

(3)	The Executive’s conviction of a felony crime; or

(4)	The Executive’s chronic alcohol abuse or illegal drug abuse.

iii)	“Change in Control” shall mean a change in the beneficial ownership of the voting stock of the Company that occurs as follows:

(1)
any Person other than the Company or its Affiliates, any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its subsidiaries or such proportionately owned Partnership) becomes through acquisitions of securities of the Company the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company having the right to vote for the election of directors;

(2)
the stockholders of the Company approve a merger or consolidation of the Company with any Partnership that is not an Affiliate of the Company, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 51% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 51% or more of the then outstanding securities of the Company having the right to vote for the election of directors; or

(3)
the stockholders of the Company approve an agreement with any Partnership that is not an Affiliate of the Company providing for the sale or disposition by the Company of all or substantially all of the assets of the Company (or any transaction having a similar effect).

iv)
“Good Reason” shall mean the occurrence of any of the following: (A) the assignment to the Executive of duties that are materially inconsistent with the Executive’s duties described in Section 2, including, without limitation, a material diminution or reduction in the Executive’s office or responsibilities or a reduction in the Executive’s rate of Annual Base Salary, bonus or other compensation or a change in the Executive’s reporting relationship (provided that the Company shall have 30 days after receipt of written notification from the Executive of any such action to cure the same), (B) the occurrence of a Change in Control pursuant to which the Executive is not employed by the surviving entity, (C) the Company’s breach of a material provision of this Agreement (provided that the Company shall have 30 days after receipt of written notification from the Executive of such breach to cure the same), or (D) the Company becomes insolvent or unable to pay its debts as they become due or the stockholders of the Company approve a plan of complete liquidation of the Company;

v)
“Disability” shall mean the inability of the Executive to continue to perform the Executive’s duties under this Agreement on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 90 calendar days within any 12-month period, as determined in the sole discretion of the Board;

vi)
“Person” shall mean an individual or a Partnership, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof; and

vii)	“Severance Salary” shall mean the Executive’s current Annual Base Salary, as such amount may be prorated for the number of months such salary is payable

Notwithstanding any other provision of this Agreement, the Executive shall automatically cease to be an officer of the Company and its Affiliates as of the Executive’s Termination Date and, to the extent permitted by applicable law, any and all monies that the Executive owes to the Company shall be repaid to the extent possible, through deduction of such amounts from any post-termination payments owed to the Executive pursuant to this Agreement.  Notwithstanding any other provision of this Agreement, the Company may suspend the Executive from performing the Executive’s duties under this Agreement; provided, however, that during the period of suspension (which shall end no later than the Executive’s Termination Date), the Executive shall continue to be treated as an employee of the Company for other purposes, and the Executive’s rights to compensation or benefits hereunder shall be in effect.

33)
Solicitation Of Customers and/or Suppliers: All records of the accounts of customers and/or suppliers, and any other books and records relating in any manner whatsoever to the Company’s customers and/or suppliers, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All such books and records shall be immediately returned to the Company by the Executive upon any termination of his employment. Following the Executive’s Termination Date and throughout the time the Executive receives payment of Severance Salary (or, in circumstances not requiring the payment of Severance Salary, for a period of one year following the Executive’s Termination Date), the Executive shall not, either directly or indirectly, participate in the following:

a)	Information. Make known to any person the names or addresses of any of the customers and/or suppliers of the Company (and/or its Affiliates) or any other information pertaining to them; or,

b)
Solicitation. Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the Company’s (and/or its Affiliate’s) customers and/or suppliers on whom the Executive called or with whom he became acquainted during his employment with the Company, either for himself, or for any other person for the purpose of selling them products or services sold to them by the Company.

c)	Referral. Refer any person or entity to such customers and/or suppliers for the purpose of selling them products or services sold to them by the Company (and/or its Affiliates).

d)	Solicitation Of The Company’s Employees: Solicit, or in any way hire, with or without solicitation, any of the Company’s (and/or its Affiliates) employees or independent contractors in any capacity.

34)
Inventions. Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by the Executive during or as the result of his employment with the Company shall constitute “works for hire” and shall be the sole and exclusive property of the Company. The Executive shall disclose all such matters to the Company, assign all right, title, and interest he may have in them, and cooperate with the Company in obtaining and perfecting any patent, copyright, trademark, or other legal protection.

35)
Damages, Affiliates: The parties recognize and agree that, the extent of damages to the Company in the event of a breach by the Executive of Sections 7 or 8, it would be impossible to ascertain and that there is, and will be, available to the Company no adequate remedy at law to compensate the Company in the event of any such breach. Consequently, the Executive agrees that in the event of a breach or threatened breach of such covenant, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to enforce such provisions by injunctive or other equitable relief ordered by a court of competent jurisdiction. The Executive hereby waives any bond in excess of $1,000 that may be required in connection with said injunctive relief.

36)
Taxation. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required in the country of employment and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. Except as specifically required herein, the Company shall have no obligation to make any payments to the Executive or to make the Executive whole for the amount of any required taxes. The Company is not responsible for any home country taxes of the Executive, nor will it accept any liability or costs whatsoever that the Executive might incur with the government in the country of employment in respect of any personal foreign earnings. The Executive is currently a tax resident of Singapore. If, as a direct result of the this agreement, the tax residency of the Executive is altered and results in a change to the net compensation of the Executive under this agreement, the Company shall either gross up or gross down the Executive’s base salary so as to ensure net compensation neutrality from the Executive’s perspective.

37)	Applicable Law. This Agreement is executed in Singapore, and the laws of that country shall govern its interpretation and effect.

38)
Arbitration. Any dispute or controversy arising out of or relating to this Agreement, or any breach of this Agreement, shall be settled by arbitration to be held in Singapore. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any Court having competent jurisdiction. The prevailing party shall be entitled to recover from the other party all costs and expenses incurred by the prevailing party in connection with such arbitration.

39)
Notices. Any notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the registered or certified mail system, return receipt requested, postage prepaid and addressed, in the case of the Executive to the most recent home address reflected in the Company’s records and in the case of the Company to the following address:

KAL Energy, Inc.
World Trade Center, Level 14
Jl. Jenderal Sudirman Kav 29-31
Jakarta 12920
Indonesia

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

40)
Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Since this Agreement is based upon the abilities of and personal confidence in the Executive, he shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Company.

41)
Severability. If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of any other provision hereof and the invalid provisions shall be deemed to have been severed herefrom.

42)
Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

43)	Amendment. This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.

44)	Construction. No provision of this Agreement shall be construed against any party merely because that party or its/his counsel drafted or revised the provision in question.

45)	Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

46)
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.

47)
Other Agreements. This Agreement contains the entire agreement between the parties concerning the subject matters herein, and supersedes any and all prior and contemporaneous oral and written agreements, including, without limitation any severance agreements or arrangements between the parties. No verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties have read and understand this Agreement.

48)
Attorney’s Fees. In the event suit (or a similar proceeding in arbitration) is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover as an element of his costs of suit, not as damages, all reasonable attorneys’ fees to be fixed by the court. the “prevailing party” shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover his costs shall not recover attorney’s fees. No sum for attorney’s fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover his costs or attorney’s fees.

49)
Legal Representation. Each party is represented by its own separate legal counsel. Each party declares that, prior to the execution of this Agreement, they apprised themselves of sufficient relevant data, through counsel or through other sources of its selection, in order that it might intelligently exercise its own judgment in deciding whether to execute, and deciding on, the contents of this Agreement. They further declare that their decisions were not based on or influenced by any declarations of representations of the other party hereto, or of the agents or employees of such other party.

50)	Further Acts. Each party agrees to perform any further acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

51)	Compensation Committee. All executive contracts and terms require the approval of the Company’s compensation committee.

52)
SEC Regulations. All executives deemed to be an insider of the Company need to meet the disclosure requirements of the Securities and Exchange Commission. This includes reporting of compensation under this agreement, transactions with related parties, and stock transactions on the Company’s stock.

[Signatures On Next Page]

IN WITNESS THEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

SIGNED for and on behalf of KAL Energy Inc.

/s/ William Bloking
WILLIAM F. BLOKING
CHAIRMAN

SIGNED by Executive

I accept an offer of employment and agree to the terms and conditions set out in this Agreement and in Company Rules and Regulations as may be issued from time to time.

/s/ Andrew Caminschi
Andrew Caminschi